Exhibit 5.1

MORGAN, LEWIS & BOCKIUS LLP

101 Park Avenue

New York, New York 10178

September 20, 2010

InfuSystem Holdings, Inc.

31700 Research Park Drive

Madison Heights, MI 48071

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-1 being filed by InfuSystem Holdings, Inc., a Delaware corporation (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on or about the date hereof (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to an aggregate of 2,789,203 shares of common stock, par value $0.0001 per share (the “Shares”), you have requested our opinion with respect to the matters set forth below.

For the purposes of this opinion letter, we have examined the Registration Statement and the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments, including the Certificate of Incorporation and Bylaws of the Company, and have made such other investigations as we have deemed relevant and necessary in connection with the opinions set forth below. As to questions of fact material to this opinion letter, we have relied, with your approval, upon oral and written representations of officers and representatives of the Company and certificates or comparable documents of public officials and of officers and other representatives of the Company.

In making such examination and rendering the opinions set forth below, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, that all documents submitted to us as certified copies are true and correct copies of such originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such documents, and the legal capacity of all individuals executing any of the foregoing documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Shares have been sold and delivered in the manner contemplated by and upon the terms and conditions set forth in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

We issue this opinion as members of the bar of the State of New York, and do not express any opinion herein concerning any law other than the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP